AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT
     THIS AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT (this “Amendment”) is made and entered into as of November 3, 2010 (the “Amendment Effective Date”), by and between Genpact International, Inc., a Delaware corporation (“Genpact”) and Green Dot Corporation, a Delaware corporation (“Customer”).
A.	WHEREAS, Genpact and Customer are parties to that certain Master Services Agreement dated May 28, 2009 (the “Agreement”); and

B.	WHEREAS, Genpact and Customer desire to amend the Agreement as set forth herein, in accordance with Section 20.12 of the Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.	Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit 3. The Table of Exhibits on page (iv) of the Agreement and Exhibit 3 of the Agreement is hereby amended by deleting the reference to “Disaster Recovery Policy” contained therein and substituting “Disaster Recovery Services” therefor.

3.	Genpact Laws. The Agreement is hereby amended by deleting the Section 16.1(a) in its entirety and replacing it with the following:
(a)	Genpact shall be responsible to comply with all laws and regulations applicable to (i) its business, (ii) its performance of the Services, and (iii) the employment of Project Staff, including, without limitation, the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder (collectively, the “Genpact Laws”). Customer shall notify Genpact of any Customer Laws and any changes thereto that would be reasonably likely to have any material adverse impact on Genpact’s ability to perform the Services; and
4.	Guatemala SAS 70 Type II. The Agreement is hereby amended by deleting the last sentence of Section 16.1(c)(i) in its entirety and replacing it with the following:
     Genpact commits to providing a SAS 70 Type II audit report for Guatemala by September 1, 2011.
5.	Information Security. In accordance with Section 10 of Exhibit 7 of the Agreement, Genpact hereby confirms that PCI-DSS compliance has been established for all Genpact Service Locations. Genpact shall ensure that each new Genpact Service Location, prior to providing Services and as a condition to Green Dot’s approval of such Genpact Service Location, (a) to be PCI-DSS compliant, (b) to have available a SAS 70 Type II audit report, and (c) to comply with all other information security standards or requirements set forth in the Agreement.

6.	Conflict. In the event of any conflict between the terms of the Agreement and this Amendment, this Amendment will control solely with respect to the subject matter herein. The Agreement will otherwise control.

7.	Effect of Amendment. Except as specifically amended herein, the Agreement will remain in full force and effect in accordance with its terms.

8.	Miscellaneous. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. This Amendment may be executed by facsimile and in counterparts, each of which shall be deemed an original, and both of which when taken together shall be deemed one and the same instrument. The Agreement, as amended hereby, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof, superseding any and all prior or contemporaneous agreements or understanding, whether written or oral, between the parties with respect to such subject matter.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the day and year first above written.

GENPACT INTERNATIONAL, INC.		GREEN DOT CORPORATION

By:	/s/ Adrian Zafri	By:	/s/ Steve Streit

	Name: Adrian Zafri		Steve Streit
	Title: Global Operations Leader		Chief Executive Officer

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